Exhibit 99.1

Alteryx Announces Third Quarter 2017 Financial Results

Revenue increased 52% year-over-year to $34.2 million

Dollar-based net revenue retention of 133%

IRVINE, Calif. – November 9, 2017 – Alteryx, Inc. (NYSE: AYX), a leading provider of an end-to-end analytics platform for the enterprise, today announced financial results for its third quarter ended September 30, 2017.

“This was another strong quarter for Alteryx, highlighted by 52% year-over-year revenue growth and dollar-based net revenue retention rates that were again above 130% for the fourth consecutive quarter,” said Dean Stoecker, CEO of Alteryx, Inc.

Stoecker continued, “Our third quarter results further demonstrate the power of our end-to-end analytics platform through both the addition of a meaningful number of new customers as well as our strong dollar-based net revenue retention rate. The evolution of our platform, driven by ongoing innovation, the launch of Alteryx Connect, and the announcement of Alteryx Promote, are designed to serve not only the millions of analysts and statisticians around the world, but also the rise of chief data officers and analytic leaders who are driving digital transformation across the enterprise. We believe our opportunity is large and growing, we continue to increase our differentiation, and we are positioned for long term success.”

Third Quarter 2017 Financial Highlights

•	Revenue: Revenue for the third quarter was $34.2 million, an increase of 52% year-over-year.

•	Gross Profit: GAAP gross profit for the third quarter was $28.7 million, or a GAAP gross margin of 84%, an increase compared to GAAP gross profit of $18.4 million, or a GAAP gross margin of 82%, in the third quarter of 2016. Non-GAAP gross profit for the third quarter was $29.3 million, or a non-GAAP gross margin of 86%, an increase compared to non-GAAP gross profit of $18.4 million, or a non-GAAP gross margin of 82%, in the third quarter of 2016.

•	Income (Loss) from Operations: GAAP loss from operations for the third quarter was $(2.6) million, compared to a loss from operations of $(3.9) million for the third quarter of 2016. Non-GAAP income from operations for the third quarter was $0.9 million, an improvement compared to non-GAAP loss from operations of $(2.9) million for the third quarter of 2016.

•	Net Income (Loss) Attributable to Common Stockholders: GAAP net loss attributable to common stockholders for the third quarter was $(3.3) million, an improvement compared to a GAAP net loss attributable to common stockholders of $(5.9) million for the third quarter of 2016. GAAP net loss per share attributable to common stockholders for the third quarter was $(0.06), based on 58.9 million weighted-average basic and diluted shares outstanding, compared to a GAAP net loss per share attributable to common stockholders of $(0.18), based on 32.5 million weighted-average basic and diluted shares outstanding, for the third quarter of 2016.

Non-GAAP net income for the third quarter was $1.2 million, an improvement compared to a non-GAAP net loss of $(3.3) million for the third quarter of 2016. Non-GAAP net income per diluted share for the third quarter was $0.02, based on 62.3 million non-GAAP weighted-average diluted shares outstanding, compared to a non-GAAP net loss per share of $(0.07), based on 47.2 million non-GAAP weighted-average diluted shares outstanding, for the third quarter of 2016.

•

Balance Sheet and Cash Flow: As of September 30, 2017, Alteryx had cash, cash equivalents, and short- and long-term investments of $182.6 million, compared with $182.7 million as of June 30, 2017. Cash provided by operating activities for the third quarter of 2017 was $0.7 million compared to $(5.2) million used in operating activities in the same period last year. For the first nine months of 2017, cash provided by operating activities was $6.4 million, compared to $(9.1) million used in operating activities for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Third Quarter and Recent Business Highlights

•	Ended the third quarter of 2017 with 3,054 customers, a 49% increase from the third quarter of 2016. Added 231 net new customers in the third quarter of 2017.

•	Achieved a dollar-based net revenue retention rate of 133% for the third quarter of 2017.

•	Announced Alteryx Promote, a component of the Alteryx platform that empowers both data scientists and citizen data scientists to deploy predictive models directly into business systems through an API and then manage model performance over time. Alteryx Promote is the result of the Alteryx’s acquisition of Yhat, an end-to-end data science platform for developing, deploying, and managing real-time decision APIs.

•	Made Alteryx Connect generally available as an add-on to Alteryx Server. Alteryx Connect is a data exploration platform that empowers users to discover and collaborate on data assets, visualizations, reports, and workflows typically siloed across large enterprises.

•	Announced a partnership with Plotly, the preferred data visualization platform for modern data science, to enhance inline “visualytics” within the Alteryx platform. As modern organizations seek to distribute analytics capabilities across a variety of business users, there has been a significant shift towards self-service platforms — and now — for more intuitive visual representations (or inline visualytics) of data as it moves through the analytics pipeline. With this integration, line-of-business analysts can work in a more agile environment that supports sophisticated analytics techniques.

•	Named the Gold winner in the first-ever Gartner Peer Insights Customer Choice Awards for Business Intelligence and Analytics. The Customer Choice Awards are a rating of vendors by verified end-user professionals, taking into account several criteria. Alteryx received Gold Status as many users across a range of industries praised Alteryx as an intuitive end-to-end analytics platform that drives significant time savings and business results, and opens doors for more advanced analytics.

Financial Outlook

As of November 9, 2017, guidance for the fourth quarter 2017 and full year 2017 is as follows:

•	Fourth Quarter 2017 Guidance:

•	Revenue is expected to be in the range of $35.5 million to $36.0 million.

•	Non-GAAP loss from operations is expected to be in the range of $(1.0) million to $(2.0) million.

•	Non-GAAP net loss per share is expected to be in the range of $(0.02) to $(0.03) based on approximately 60.0 million non-GAAP weighted-average basic and diluted shares outstanding.

•	Full Year 2017 Guidance:

•	Revenue is now expected to be in the range of $128.5 million to $129.0 million.

•	Non-GAAP loss from operations is now expected to be in the range of $(9.2) million to $(10.2) million.

•	Non-GAAP net loss per share is now expected to be in the range of $(0.15) to $(0.17) based on approximately 56.4 million non-GAAP weighted-average basic and diluted shares outstanding.

The financial outlook above for non-GAAP loss from operations and non-GAAP net loss per share exclude estimates for stock-based compensation expense, acquisition related adjustments, follow-on public offering costs, impairment of long-lived assets, and the accretion of Series A redeemable convertible preferred stock. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-based compensation expense and amortization of intangible assets. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2017 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.

Quarterly Conference Call

Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the Company’s website at www.alteryx.com.

Following the conference call, a telephone replay will be available through November 16, 2017, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13672160. An archived webcast of this conference call will also be available in the “Investors” section of the Company’s website.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.

We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:

Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.

Acquisition related adjustments. We exclude amortization of intangible assets, changes in fair value of contingent consideration, and related income tax adjustments, which are non-cash, related to business combinations from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.

Accretion of Series A redeemable convertible preferred stock. We exclude accretion relating to our Series A redeemable convertible preferred stock from non-GAAP net loss per share because this is a non-cash item that will not recur in the periods following our initial public offering.

Follow-on public offering costs. We exclude the costs relating to our follow-on public offering in September 2017 from certain of our non-GAAP financial measures because the costs do not have a direct correlation to the operation of our business.

Impairment of long-lived assets. We exclude the impairment of long-lived assets from certain of our non-GAAP financial measures, because the expenses are non-cash and do not have a direct correlation to the operation of our business.

In addition, we adjust non-GAAP weighted-average diluted shares outstanding to include the conversion of the redeemable convertible preferred stock into shares of common stock as though the conversion had occurred at the beginning of each of the respective periods. In periods of non-GAAP net income, we adjust non-GAAP weighted-average diluted shares outstanding to include the effect of dilutive shares.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense and amortization of intangible assets which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our outlook for the fourth quarter 2017 and full year 2017, our market opportunity, our ability to execute the Company’s long-term growth strategy, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our limited operating history under our current business model; our ability to manage our growth effectively; the rate of growth in the market for analytics products and services; our ability to attract new customers and expand sales to existing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; our ability to expand our sales force and the effectiveness of our sales force; our ability to establish and maintain successful relationships with our channel partners; risks associated with our international operations; litigation, and related costs; security breaches; and other general market, political, economic, and business conditions.

Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2017, which is available on the Investor Relations page of our website at www.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the three months ended September 30, 2017. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

About Alteryx, Inc.

Alteryx (NYSE: AYX) is a leading provider of an end-to-end analytics platform for the enterprise. The Alteryx platform provides analysts with the unique ability to easily prep, blend and analyze all of their data using a repeatable workflow, then deploy and share analytics at scale for deeper insights in hours, not weeks. Analysts love the Alteryx platform because they can connect to and cleanse data from data warehouses, cloud applications, spreadsheets and other sources, easily join this data together, then perform analytics — predictive, statistical and spatial — using the same intuitive user interface, without writing any code. Visit www.alteryx.com or call 1-888-836-4274.

Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.

Contact

Investor Relations

Staci Mortenson, 844-842-1912

ICR

ir@alteryx.com

Alteryx, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$34,155	$22,462	$93,019	$60,828
Cost of revenue	5,425	4,062	15,545	11,727

Gross profit	28,730	18,400	77,474	49,101

Operating expenses:
Research and development	7,774	4,496	20,943	12,419
Sales and marketing	15,514	13,456	48,731	42,530
General and administrative	8,005	4,298	24,115	11,623

Total operating expenses	31,293	22,250	93,789	66,572

Loss from operations	(2,563)	(3,850)	(16,315)	(17,471)
Other expense, net	(711)	(284)	(277)	(562)

Loss before provision for (benefit of) income taxes	(3,274)	(4,134)	(16,592)	(18,033)
Provisions for (benefit of) income taxes	25	58	(632)	148

Net loss	$(3,299)	$(4,192)	$(15,960)	$(18,181)

Less: Accretion of Series A redeemable convertible preferred stock	—	(1,733)	(1,983)	(4,466)

Net loss attributable to common stockholders	$(3,299)	$(5,925)	$(17,943)	$(22,647)

Net loss per share attributable to common stockholders, basic and diluted	$(0.06)	$(0.18)	$(0.35)	$(0.70)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	58,942	32,538	50,864	32,390

Other comprehensive income (loss), net of tax:
Net unrealized holding gain (loss) on investments, net of tax	(15)	(9)	(101)	75
Foreign currency translation adjustments, net of tax	(40)	—	(148)	—

Other comprehensive income (loss), net of tax	(55)	(9)	(249)	75

Total comprehensive loss	$(3,354)	$(4,201)	$(16,209)	$(18,106)

Alteryx, Inc.

Stock-Based Compensation Expense

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cost of revenue	$123	$24	$368	$72
Research and development	458	99	1,157	243
Sales and marketing	459	308	1,642	942
General and administrative	1,239	475	3,342	1,077

Total	$2,279	$906	$6,509	$2,334

Alteryx, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$95,776	$31,306
Short-term investments	60,812	21,394
Accounts receivable, net	30,820	35,367
Deferred commissions	6,700	7,358
Prepaid expenses and other current assets	6,211	5,013

Total current assets	200,319	100,438

Property and equipment, net	6,913	6,212
Long-term investments	25,989	—
Goodwill	8,741	—
Intangible assets, net	8,456	—
Other assets	3,928	4,765

Total assets	$254,346	$111,415

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,014	$1,780
Accrued payroll and payroll related liabilities	6,108	7,760
Accrued expenses and other current liabilities	8,063	4,987
Deferred revenue	78,656	71,050

Total current liabilities	96,841	85,577
Deferred revenue	3,522	3,084
Other liabilities	2,531	1,182

Total liabilities	102,894	89,843

Commitments and contingencies

Redeemable convertible preferred stock, $0.0001 par value: no shares and 14,899 shares authorized as of September 30, 2017 and December 31, 2016, respectively; no shares and 14,647 shares issued and outstanding as of September 30, 2017 and December 31,2016, respectively; aggregate liquidation preference of $0 and $87,448 as of September 30, 2017 and December 31, 2016, respectively	—	99,182

Stockholders’ equity (deficit):

Preferred stock, $0.0001 par value, 10,000 and no shares authorized as of September 30, 2017 and December 31, 2016, respectively; no shares issued and outstanding as of September 30, 2017 and December 31, 2016	—	—

Common stock, $0.0001 par value: 1,000,000 and 56,025 shares authorized as of September 30, 2017 and December 31, 2016, respectively; 59,142 and 32,674 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	5	3

Additional paid-in capital	253,712	8,443
Accumulated deficit	(102,007)	(86,047)
Accumulated other comprehensive loss	(258)	(9)

Total stockholders’ equity (deficit)	151,452	(77,610)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$254,346	$111,415

Alteryx, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(3,299)	$(4,192)	$(15,960)	$(18,181)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,231	493	2,670	1,182
Stock-based compensation	2,279	906	6,454	2,334
Provision for doubtful accounts and sales reserve, net of recoveries	(14)	(36)	770	(36)
Deferred income taxes	(90)	—	(1,138)	—
Impairment of long-lived assets	1,050	—	1,050	—
Change in fair value of contingent consideration	32	—	190	—
Loss on disposal of assets	—	(20)	32	56
Changes in operating assets and liabilities, net of effect of business acquisitions:			—	—
Accounts receivable	(3,766)	(8,082)	3,892	(3,342)
Deferred commissions	(270)	(335)	827	249
Prepaid expenses and other current assets and other assets	(1,300)	(1,302)	(2,229)	(1,209)
Accounts payable	(241)	1,579	1,720	2,646
Accrued payroll and payroll related liabilities	(933)	129	(1,667)	(2,357)
Accrued expenses and other current liabilities	481	(429)	1,470	(241)
Deferred revenue	5,508	4,564	8,071	8,430
Other liabilities	80	1,553	288	1,343

Net cash provided by (used in) operating activities	748	(5,172)	6,440	(9,126)

Cash flows from investing activities:
Purchases of property and equipment	(1,094)	(1,136)	(2,303)	(3,454)
Cash paid in business acquisitions, net of cash acquired	—	—	(9,097)	—
Purchases of investments	(11,498)	—	(87,551)	(5,706)
Maturities of investments	8,791	3,273	21,768	11,382

Net cash provided by (used in) investing activities	(3,801)	2,137	(77,183)	2,222

Cash flows from financing activities:
Proceeds from initial public offering, net of underwriting commissions and discounts	—	—	134,757	—
Payment of initial public offering costs	(1,070)	(68)	(1,867)	(68)
Payment of Series C convertible preferred stock issuance costs	—	—	—	(350)
Repurchase of common stock, net of costs paid	—	(6)	—	(256)
Principal payments on capital lease obligations	(83)	(55)	(247)	(165)
Proceeds from exercise of stock options	1,556	96	2,562	270

Net cash provided by (used in) financing activities	403	(33)	135,205	(569)

Effect of exchange rate changes on cash	11	—	8	—
Net increase (decrease) in cash and cash equivalents	(2,639)	(3,068)	64,470	(7,473)
Cash and cash equivalents—beginning of period	98,415	20,374	31,306	24,779

Cash and cash equivalents—end of period	$95,776	$17,306	$95,776	$17,306

Supplemental disclosure of noncash investing and financing activities:
Property and equipment recorded in accounts payable	$26	$108	$26	$108

Consideration for business acquisition initially included in accrued expenses and other current liabilities and other liabilities	$—	$—	$1,660	$—

Consideration for business acquisition from issuance of common stock	$—	$—	$5,285	$—

Contingent consideration settled through issuance of common stock	$375	$—	$375	$—

Accretion of Series A redeemable convertible preferred stock	$—	$1,733	$1,983	$4,466

Deferred initial public offering costs recorded in accounts payable and accrued expenses	$529	$329	$529	$329

Property and equipment funded by capital lease borrowing	$—	$—	$—	$987

Conversion of Series A redeemable convertible preferred stock to common shares	$—	$—	$101,165	$—

Alteryx, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(in thousands, except percentages and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$28,730	$18,400	$77,474	$49,101
GAAP gross margin	84%	82%	83%	81%

Add back:
Stock-based compensation expense	123	24	368	72
Amortization of intangible assets	456	—	757	—

Non-GAAP gross profit	$29,309	$18,424	$78,599	$49,173

Non-GAAP gross margin	86%	82%	84%	81%

Reconciliation of non-GAAP income (loss) from operations:
GAAP loss from operations	$(2,563)	$(3,850)	$(16,315)	$(17,471)

GAAP operating margin	-8%	-17%	-18%	-29%

Add back:
Stock-based compensation expense	2,279	906	6,509	2,334
Amortization of intangible assets	461	—	764	—
Contingent consideration expense	32	—	190	—
Follow-on public offering costs	676	—	676	—

Non-GAAP Income (loss) from operations	$885	$(2,944)	$(8,176)	$(15,137)

Non-GAAP operating margin	3%	-13%	-9%	-25%

Reconciliation of non-GAAP net income (loss):
GAAP net loss attributable to common stockholders	$(3,299)	$(5,925)	$(17,943)	$(22,647)

Add back:

Stock-based compensation expense	2,279	906	6,509	2,334
Amortization of intangible assets	461	—	764	—
Accretion of Series A redeemable convertible preferred stock	—	1,733	1,983	4,466
Contingent consideration expense	32	—	190	—
Follow-on public offering costs	676	—	676	—
Impairment of long-lived assets	1,050	—	1,050	—
Income tax adjustments	—	—	(998)	—

Non-GAAP net income (loss)	$1,199	$(3,286)	$(7,769)	$(15,847)

Non-GAAP diluted income (loss) per share:
Non-GAAP net income (loss)	$1,199	$(3,286)	$(7,769)	$(15,847)

Non-GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	62,348	47,185	55,263	47,037

Non-GAAP net income (loss) per share, diluted	$0.02	$(0.07)	$(0.14)	$(0.34)

Reconciliation of non-GAAP diluted net income (loss) per share
GAAP net loss per share attributable to common stockholders, diluted	$(0.06)	$(0.18)	$(0.35)	$(0.70)

Add back:
Non-GAAP adjustments to net loss per share	0.08	0.11	0.21	0.36

Non-GAAP net income (loss) per share, diluted	$0.02	$(0.07)	$(0.14)	$(0.34)

Reconciliation of non-GAAP diluted weighted-average shares outstanding
GAAP weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	58,942	32,538	50,864	32,390

Add back:
Conversion of redeemable convertible preferred stock into common stock	—	14,647	4,399	14,647
Effect of potentially dilutive shares	3,406	—	—	—

Non-GAAP weighted-average shares used to compute non-GAAP net income (loss) per share, diluted	62,348	47,185	55,263	47,037